SHARE PURCHASE AGREEMENT

Effective as of June 30, 2010

Between

China INSOnline Corp.

(the “Seller”)

and

Hong Kong Jing Nuo International Limited

(the “Buyer”)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is effective as of June 30, 2010 (the “Effective Date”), by and between Hong Kong Jing Nuo International Limited, a Hong Kong limited company (the “Buyer”), and China INSOnline Corp., a Delaware corporation (the “Seller”).

PRELIMINARY STATEMENT

Seller owns 100% ownership interest of Rise and Grow Limited, a Hong Kong limited company (“R&G”), which R&G owns 100% ownership interest of New Fortune Associate (Beijing) Information Technology Co., Ltd. (formerly known as Zhi Bao Da Tong (Beijing) Technology Co. Ltd. and hereinafter, “NFA”), a limited liability company organized under the laws of the People’s Republic of China (the “PRC”), which NFA has 100% control, through a series of contractual agreements, over Beijing ZYTX Technology Co., Ltd (“ZYTX”), a Variable Interest Entity (“VIE”) and a limited liability company organized under the laws of PRC.

On June 23, 2010, Beijing San Teng Da Fei Technology Development Co., Ltd. (“STDF”), a VIE and a limited liability company organized under the laws of the PRC, acquired 100% ownership of Guang Hua Insurance Agency Company Limited (“GHIA”), a limited liability company organized under the laws of the PRC, which STDF is 100% controlled by Run Ze Yong Cheng (Beijing) Technology Co. Ltd. (“RZYC”), a limited liability company organized under the laws of the PRC, through a series of contractual agreements, which RZYC is 100% owned by Ever Trend Investment Limited (“ETI”), a Hong Kong limited company.

On June 29, 2010, ZYTX transferred and sold, for consideration received, certain Software, Copyrights and Intellectual Property to STDF pursuant to that certain Software Copyright Transfer Agreement (“Software Copyright Transfer Agreement”) dated as of June 29, 2010 by and between ZYTX, as transferor and STDF, as transferee.

On June 29, 2010, ZYTX transferred and sold, for consideration received, certain account receivables to STDF pursuant to that certain Tri-party Creditor’s Right Transfer Agreement (“Tri-party Creditor’s Right Transfer Agreement”) dated as of June 29, 2010 by and among ZYTX, as transferor, STDF, as transferee, and Beijing Yingtong Jixun Sci-Tech Development Co., Ltd. (“YTJX”), a limited liability company organized under the laws of the PRC, pursuant to which agreement YTJX expressly agreed upon such credit right transfer.

Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all issued and outstanding ownership and equity shares of R&G on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual agreements hereinafter set forth, the Buyer and the Seller agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1        In this Agreement, the following terms have the meanings specified or referred to in this Section and shall be equally applicable to both the singular and plural forms.

“Balance Sheet” has the meaning specified in Section 4.4.

“Balance Sheet Date” means June 30, 2010.

“Buyer” means Hong Kong Jing Nuo International Limited, as set forth in the preamble to this Agreement.

“Claim Notice” has the meaning specified in Section 7.3.

“Closing” means the closing of the transfer of the Shares from the Seller to the Buyer.

“Closing Date” has the meaning specified in Section 3.1.

“Company” means, collectively, Rise and Grow Limited, New Fortune Associate (Beijing) Information Technology Co., Ltd. and Beijing ZYTX Technology Co., Ltd.

“Copyrights” means PRC, Hong Kong and foreign copyrights, copyrightable works, and mask work, whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“ETI” means Ever Trend Investment Limited, a Hong Kong limited company.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“GHIA” means Guang Hua Insurance Agency Company Limited, a limited liability company organized under the laws of the People’s Republic of China.

 “Governmental Body” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“HK$” means the legal currency of Hong Kong.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets and all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate or pertain to any of the foregoing.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“NFA” means New Fortune Associate (Beijing) Information Technology Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China.

“Patent Rights” means PRC, Hong Kong and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Encumbrances” means: (i) liens for taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iii) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by, the consummation of the transactions contemplated by this Agreement, and do not impair the marketability of, or materially detract from the value of or materially impair the existing use of, the property affected by such lien or imperfection, and (iv) liabilities of the Company, including, but not limited to the tax liabilities of any of the Company.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Purchase Price” has the meaning specified in Section 2.2.

“R&G” means Rise and Grow Limited, a company organized under the laws of Hong Kong.

“Requirements of Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health requirements) or common law.

“RMB” means the legal currency of the People’s Republic of China.

“RZYC” means Run Ze Yong Cheng (Beijing) Technology Co. Ltd., a limited liability company organized under the laws of the People’s Republic of China.

“Sale of GHIA” means the sales of all registered capitals, issued and outstanding ownership shares and all assets and liabilities of GHIA by R&G and ZYTX to ETI and STDF on June 23, 2010.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Shares” means all issued and outstanding ownership shares of R&G.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Software Copyright Transfer Agreement” means that certain Software Copyright Transfer Agreement dated as of June 29, 2010 by and between ZYTX, as transferor and STDF, as transferee.

“STDF” means Beijing San Teng Da Fei Technology Development Co., Ltd., a VIE and a limited liability company organized under the laws of the People’s Republic of China.

“Subsidiaries” means any corporation, partnership, limited liability company, joint venture or other entity in which the Company (a) owns, or at any relevant time owned, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or equity interests or (b) is a general partner.

“Tax” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Trademarks” means China and foreign trademarks, service marks, logos, trade dress and trade names (including all assumed or fictitious names under which the Company is conducting business or has within the previous five years conducted business), whether registered or unregistered, and pending applications to register the foregoing.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

“Tri-party Creditor’s Right Transfer Agreement” means that certain Tri-party Creditor’s Right Transfer Agreement dated as of June 29, 2010 by and among ZYTX, as transferor, STDF, as transferee, and YTJX.

“US$” means the legal currency of the United States of America.

“VIE” means Variable Interest Entity.

“YTJX” means Beijing Yingtong Jixun Sci-Tech Development Co., Ltd. a limited liability company organized under the laws of the PRC.

“ZYTX” means Beijing ZYTX Technology Co. Ltd., a VIE and a company organized under the laws of the People’s Republic of China.

Section 1.2        Interpretation.  As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement.  References herein to the knowledge of a party or matters or information known to a party mean the actual knowledge or conscious awareness of the Chief Executive Officer, Chief Financial Officer, Chairman of the Board or Manager of such party.

ARTICLE 2
PURCHASE AND SALE OF SHARES; PURCHASE PRICE

Section 2.1        Purchase and Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to the Buyer, and Buyer shall purchase from the Seller, the Shares, free and clear of all Encumbrances (except for Permitted Encumbrances).

Section 2.2        Purchase Price.  The purchase price for the Shares and certain assets shall be US $100,000 in cash (the “Purchase Price”).

ARTICLE 3
CLOSING

Section 3.1        Closing Date.  The Closing shall take place at 9:00 A.M., local time on the day when the conditions set forth in Article 8 have been satisfied or such later date as may be agreed upon by the Buyer and the Seller.  The time and date on which the Closing is actually held are sometimes referred to herein as the “Closing Date”.

Section 3.2        Payment of Purchase Price. Subject to fulfillment or waiver of the conditions set forth in Section 6.1, at the Closing, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to the account specified by the Seller.

Section 3.3        Buyer’s Additional Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Section 6.1, at the Closing, Buyer shall deliver to the Seller all the following:

(a)        Copy of Buyer’s Certificate of Incorporation certified as of a recent date by the appropriate office in Hong Kong;

(b)        Certificate of good standing of the Buyer (or the equivalent) issued as of a recent date by the appropriate office in Hong Kong;

(c)        (i) The resolutions of the Board of Directors of the Buyer (or the equivalent) authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency and signatures of the officers of the Buyer executing this Agreement.

Section 3.4        Seller’s Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Section 6.2, at Closing, Seller shall deliver to the Buyer all the following:

(a)        Copy of the Certificate of Incorporation (or the equivalent) of the Seller, R&G, NFA and ZYTX certified as of a recent date by the appropriate office of Hong Kong or the People’s Republic of China and a copy of the bylaws (or the equivalent) of R&G, NFA and ZYTX dated as of a recent date.

(b)        Certificate of good standing of R&G, NFA and ZYTX (or the equivalent) issued as of a recent date by the appropriate office in Hong Kong or the People’s Republic of China; and

(c)        (i) The resolutions of the Board of Directors of the Seller (or the equivalent) authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency and signatures of the officers of the Seller executing this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby represents and warrants to the Buyer and agrees as follows:

Section 4.1        Title to the Shares; Authority of the Seller.

(a)        As of the Closing Date, the Seller has good and valid title to the respective Shares of R&G, NFA and ZYTX, and none of the Shares are subject to any outstanding option, warrant, call, or similar right of any other Person to acquire the same, and none of the Shares are subject to any restriction on transfer thereof except for restrictions under applicable laws.  Upon consummation of the transactions contemplated hereby in accordance with the terms hereof, the Seller will convey good and valid title to the Buyer of all of the Shares.

(b)        The Seller has full power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by the Seller and is the legal, valid and binding obligation of the Seller enforceable in accordance with its terms.

(c)        Neither the execution and delivery of this or the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will:

(i)        conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of the Seller or the Company, under (1) the charter or Bylaws of the Company, (2) any note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Seller or the Company is a party or any of the respective assets or properties of the Seller or the Company is subject or by which the Seller or the Company is bound, (3) any Court Order to which the Seller or the Company is a party or any of the respective assets or properties of the Seller or the Company is subject or by which the Seller or the Company is bound, or (4) any Requirements of Laws affecting the Seller or the Company or their respective assets or properties; or

(ii)        require the approval, consent, authorization or act of, or the making by the Seller or the Company of any declaration, filing or registration with, any Person.

Section 4.2        Organization and Capital Structure of the Company.

(a)        Each of the Company is a company duly organized, validly existing and in good standing under the laws of the People’s Republic of China or Hong Kong.  The Company has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

(b)        The registered capital of R&G is HK$10,000, NFA, US$150,000, and ZYTX, RMB¥1,000,000.  Except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Company.  No holder of Company Common Stock has any preemptive, stock purchase or other rights to acquire Company Common Stock.  All of the outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. The Seller owns 100% ownership interest of R&G, which R&G owns 100% ownership interest of NFA, which NFA has 100% interest and control over ZYTX as a VIE.

(c)        True and complete copies of the Certificate of Incorporation (or the equivalent) and all amendments thereto, of the Charter, as amended to date, and of the stock ledger of the Company have been delivered to the Buyer.

Section 4.3        Subsidiaries and Investments. The Seller owns 100% ownership interest of R&G, which R&G owns 100% ownership interest of NFA, which NFA, a VIE, has 100% interest and control over ZYTX. As part of Seller’s internal corporate restructuring, prior to the closing of this Agreement on June 23, 2010, R&G and ZYTX sold all issued and outstanding ownership shares and assets and liabilities of GHIA to ETI and STDF (the “Sale of GHIA”), which ETI is 100% owned by the Seller and STDF, a VIE, is 100% controlled by ETI through its wholly owned subsidiary, RZYC. The Buyer expressly acknowledges that GHIA is no longer the subsidiary of the Company as of the Closing Date and the time of the closing of this Agreement. The Buyer also expressly acknowledges that only the Shares and the assets and liabilities as indicated by the Balance Sheet will be sold to the Buyer.

Section 4.4        Financial Statements.  Schedule 4.4 contains (i) the unaudited balance sheet of the Company as of June 30, 2010, (such balance sheet being herein called the “Balance Sheet”) and the related statements of income and cash flows as well as the list of assets to be sold and the liabilities, including, but not limited to the tax liabilities to be assumed by the Buyer as indicated in Exhibit I to the Balance Sheet. All such statements were (or shall have been) prepared in conformity with GAAP and fairly present the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

Section 4.5        Operations Since Balance Sheet Date.

(a)        Since the Balance Sheet Date, there has been:

(i)        no material adverse change in the assets, business, operations, liabilities, profits, prospects or condition (financial or otherwise) of the Company, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future except for the Sale of GHIA and certain software copyrights and account receivables transfer pursuant to the Software Copyright Transfer Agreement and the Tri-party Creditor’s Right Transfer Agreement; and

(ii)        no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the assets, business, operations, condition or prospects of the Company.

Section 4.6        No Finder.  Neither the Seller, the Company nor any Person acting on their behalf have paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.7        Disclosure.  None of the representations or warranties of the Seller contained herein, none of the information contained in the Schedules referred to in this Article, and none of the other information or documents furnished to Buyer or any of its representatives by the Seller or the Company or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.  There is no fact which adversely affects or in the future is likely to adversely affect the Company or its business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to the Seller and agrees as follows:

Section 5.1        Organization of the Buyer.  The Buyer is a company duly organized, validly existing and in good standing under the laws of Hong Kong and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

Section 5.2        Authority of the Buyer. The Buyer has full power and authority to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by the Buyer have been duly authorized and approved by the Buyer’s board of directors and do not require any further authorization or consent of the Buyer or its stockholders.  This Agreement has been duly authorized, executed and delivered by the Buyer and is the legal, valid and binding agreement of the Buyer enforceable in accordance with its terms.

Section 5.3        No Conflicts. Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will:

(a)        conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Certificates of Incorporation or Charters of the Buyer, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Buyer is a party or any of their properties are subject or by which they are bound, (3) any Court Order to which the Buyer is a party or by which it is bound or (4) any Requirements of Laws affecting the Buyer; or

(b)        require the approval, consent, authorization or act of, or the making by the Buyer of any declaration, filing or registration with, any Person.

ARTICLE 5-A
COVENANTS OF BUYER

As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer expressly represents to the Seller that the Buyer will pay and satisfy in a timely fashion all Tax in connection with all tax liabilities of any of the Company incurred on and before June 30, 2010.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

Section 6.1        Conditions to Buyer’s Obligations.  The obligations of the Buyer to purchase the Shares pursuant to this Agreement shall, at the option of the Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Each of the representations and warranties of the Seller contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Buyer and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of the Seller, in addition to the other deliveries specified in Section 3.4.

Section 6.2        Conditions to Seller’s Obligations.  The obligations of the Seller to sell the Shares and all issued and outstanding ownership shares of the Company pursuant to this Agreement shall, at the option of the Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Each of the representations and warranties of the Buyer contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Buyer or any transaction contemplated by this Agreement; and there shall have been delivered to the Seller a certificate to such effect, dated the Closing Date and signed on behalf of the Buyer by an authorized officer of the Buyer, in addition to the other deliveries specified in Section 3.3.

ARTICLE 7
INDEMNIFICATION

Section 7.1        Indemnification by the Seller.

(a)        The Seller agrees to indemnify and hold harmless the Buyer from and against any and all Losses and Expense incurred by the Buyer up to the Purchase Price in connection with or arising from:

(i)        any breach by the Seller of any of its covenants in this Agreement;

(ii)       any failure of the Seller to perform any of its obligations in this Agreement; or

(iii)      any breach of any warranty or the inaccuracy of any representation of the Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of the Seller pursuant hereto;

provided that, without limitation of Seller’s indemnification obligations under clause (i) or (ii) of this subsection (a) the Seller shall be required to indemnify and hold harmless under clause (iii) of this subsection with respect to Loss and Expense incurred by the Buyer as a result of inaccuracies only to the extent that the aggregate amount of such Loss and Expense exceeds RMB100,000.

(b)        The indemnification provided for in this Section shall terminate two (2) years after the Closing Date (and no claims shall be made by any the Buyer under this Section thereafter), except that the indemnification by the Seller shall continue as to:

(i)        the representations and warranties of Sellers set forth in Sections 4.1 and 4.2;

(ii)       any Loss or Expense of which Buyer has notified the Seller in accordance with the requirements of Section 7.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section, as to which the obligation of the Seller shall continue until the liability of the Seller shall have been determined pursuant to this Article and the Seller shall have reimbursed the Buyer for the full amount of such Loss and Expense in accordance with this Article.

Section 7.2        Indemnification by the Buyer.

(a)        Buyer agrees to indemnify and hold harmless the Seller from and against any and all Loss and Expense incurred by the Seller in the event that the Governmental Body initiates any actions against the Seller for any Tax owed by any of the Company for any tax liabilities of any of the Company incurred on and before June 30, 2010.

(b)        Buyer agrees to indemnify and hold harmless the Seller from and against any and all Loss and Expense incurred by the Seller up to the Purchase Price (except for the event as described in Section 7.2 (a) of this Agreement) in connection with or arising from:

(i)        any breach by the Buyer of any of its covenants or agreements in this Agreement;

(ii)       any failure by the Buyer to perform any of its obligations in this Agreement; or

(iii)      any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto;

provided that, without limitation of Buyer’s indemnification obligations under clauses (i) and (ii) of this subsection (a) Buyer shall be required to indemnify and hold harmless under clause (iii) of this subsection with respect to Loss and Expense incurred by the Seller only to the extent that the aggregate amount of such Loss and Expense exceeds RMB100,000 .

(c)        The indemnification provided for in this Section shall terminate two (2) years after the Closing Date (and no claims shall be made by the Seller under this Section thereafter), except that the indemnification by the Buyer shall continue as to:

(i)        the representations and warranties of the Buyer set forth in Sections 5.1 and Article 5-A; and

(ii)       any Loss or Expense of which the Seller has notified the Buyer in accordance with the requirements of Section 7.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section, as to which the obligation of the Buyer shall continue until the liability of the Buyer shall have been determined pursuant to this Article, and the Buyer shall have reimbursed the Seller for the full amount of such Loss and Expense in accordance with this Article.

Section 7.3        Notice of Claims.

(a)        Any party seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that (i) a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and (ii) failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b)        After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

Section 7.4        Third Person Claims.

(a)        Subject to Section 7.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that (i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and (ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within fourteen (14) calendar days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(b)        If any third Person claim, action or suit against any Indemnified Party is solely for money damages or, where Sellers is the Indemnitor, will have no continuing effect in any material respect on the Company or its business, assets or operations, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

ARTICLE 8
GENERAL PROVISIONS

Section 8.1        Survival of Obligations.  All representations, warranties, covenants, agreements and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article 7, the representations and warranties contained in Articles 4 and 5 shall terminate on the two (2) year anniversary of the Closing Date.  Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Articles 7 or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this.

Section 8.2        Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by Fax when confirmation of transmission is received, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier when received; and shall be addressed as follows:

(a)           If to the Buyer, to:

Room B, 17/F, Block 6
Kenswood Court, Kingswood Villas

Tin Shui Wai, New Territories
Hong Kong
Attention: Mr. Pok Kam Li

(b)           If to the Seller, at:

China INSOnline Corp.
Flat/Room 42, 4F, New Henry House
10 Ice House Street, Central, Hong Kong
Ms. Junjun Xu

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 8.3        Successors and Assigns.

(a)        Either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b)        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  The successors and permitted assigns hereunder shall include without limitation, in the case of the Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section any right, remedy or claim under or by reason of this Agreement.

Section 8.4        Entire Agreement; Amendments.  This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 8.5        Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 8.6        Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 8.7        Execution in Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the Seller and the Buyer.

Section 8.8        Legal Counsel. Each Party represents that it has been given the opportunity of seeking legal counsels.

Section 8.9        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of Hong Kong.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed the day and year first above written.

BUYER:

Hong Kong Jing Nuo International Limited

By:	/s/ Pok Kam Li
Name: Pok Kam Li
Title: Director

(Witness)

/s/ Mingfei YANG
Name: Mingfei YANG

SELLER:

China INSOnline Corp.

By:	/s/ Junjun Xu
Name: Junjun Xu
Director

(Witness)

/s/ Mingfei YANG
Name: Mingfei YANG